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                                                                  EXHIBIT 10.69
                              REVISED AND RESTATED
                              RESIGNATION AGREEMENT

     This Revised and Restated Resignation Agreement (this "Agreement") is made by and between CARRINGTON LABORATORIES, INC., a Texas corporation
("Carrington"), and KARL H. MEISTER ("Meister") for the purpose of changing the employment relationship between the parties in accordance with the terms set forth below:

     1. Resignation; Termination of Employment Agreement. Effective as of the Effective Date, as defined in Section 16 hereof, (a) Meister hereby voluntarily resigns from his positions of Director, President and Chief Executive Officer of Carrington and from all director and officer positions that he currently holds with Carrington's subsidiary corporations, and (b) the existing Employment Agreement dated December 12, 1990 between Carrington and Meister and the Amendment thereto dated February 24, 1993 (collectively, the "Employment Agreement") is hereby terminated in its entirety, except that Sections 27 and 29 thereof shall survive such termination and shall continue in full force and effect.

     2. Continuation and Term of Employment. After the Effective Date, Meister shall continue to be an employee of Carrington for the term hereinafter set forth but shall be on inactive status, subject to Section 5 hereof. The term of Meister's employment with Carrington shall terminate effective upon the earliest to occur of the following dates (the "Employment Termination Date"): (a) the date of his death; (b) the date on which he gives written notice to Carrington of his election to terminate such employment; (c) the date on which Carrington's Board of Directors elects to terminate Meister's employment for Cause, as hereinafter defined; or (d) December 11, 1998.

        As used in this Agreement, the term "Cause" shall mean (a) any act by Meister that is, in the good faith opinion of Carrington's Board of Directors, adverse to the best interests of Carrington, or (b) the breach by Meister of any of his obligations under (i) this Agreement, (ii) the Confidentiality Agreement referred to in Section 11 hereof or (iii) Section 27 of the Employment Agreement.

     3. Compensation.

          (a) Through the Effective Date, Carrington will continue to pay Meister all salary and benefits to which he is entitled under the Employment Agreement and in accordance with the terms thereof. If the portion of the incentive compensation bonus that is payable to Meister in shares of Carrington's Common Stock for 1994 shall not have been paid to him by the Effective Date, Carrington shall deliver such shares to him as promptly as possible after the Effective Date.

          (b) During the period from the Effective Date through December 11, 1995, Carrington shall pay Meister a salary at the rate of $260,000 per year, payable in accordance with its normal payroll practices and subject to applicable withholdings.

          (c) During the period from and after December 11, 1995 to the Employment Termination Date, Carrington shall pay Meister a base salary of $1.00 per year, payable in

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     full, annually, on the next regular payroll payment date after December 11 of each year during the term of his employment with Carrington. If, during the period from December 11, 1995 to the Employment Termination Date, Meister performs any Services (as defined in Section 5 hereof) at Carrington's request, Carrington shall pay Meister additional compensation at the rate of $1,000 per day for such Services, which compensation shall be payable in accordance with Carrington's normal payroll practices and subject to applicable withholdings.

          (d) Carrington shall reimburse Meister for all properly reimbursable business expenses incurred by Meister prior to the Effective Date promptly after Meister timely submits a proper expense report and supporting documentation to Carrington. Carrington will reimburse Meister for business expenses incurred by Meister after the Effective Date only if (i) Meister obtains advance written authorization from the President or a Vice President of Carrington to incur such expenses and (ii) Meister timely submits a proper expense report and supporting documentation to Carrington.

          (e) Except as expressly provided in this Agreement, Meister is not and will not be entitled to receive any other compensation or payment from Carrington by reason of or in connection with his employment with Carrington or the termination thereof.

     4. Employee Benefit Plans. Meister may continue to participate in any group insurance, 401(k) or stock purchase plans offered by Carrington, subject to the terms of each such plan and provided he timely pays any cost that he would normally be required to pay in connection therewith, until the earliest of (a) December 11, 1995, (b) the Employment Termination Date, or (c) the date on which Meister obtains Other Employment, as that term is hereinafter defined (the earliest of such dates being hereinafter called the "Benefits Termination Date"). Unless earlier terminated in accordance with the terms of any such plan, Meister's participation in all such plans shall terminate on the Benefits Termination Date, except to the extent (if any) that he is entitled, and elects, to continue insurance coverage thereafter at his own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act.

        As used in this Agreement, the term "Other Employment" means any arrangement whereby Meister agrees to provide services, whether as an employee, independent contractor, or otherwise, to any person, group or entity other than Carrington or any of its subsidiary corporations for remuneration if the arrangement either (i) requires Meister to work at least thirty hours per week, or (ii) calls for Meister to receive total compensation, including but not limited to wages, salaries, bonuses, and benefits, at a rate that is equal to or greater than $100,000 per year. Meister shall notify Carrington in writing immediately upon obtaining Other Employment.

     5. Services. During the period from the Effective Date to the Employment Termination Date, Meister shall, upon reasonable request by Carrington from time to time, perform for Carrington, or one or more of its subsidiary corporations, services of the same general nature as he performed for Carrington prior to his resignation as its President and Chief Executive Officer ("Services"). Notwithstanding the foregoing, however, after Meister obtains Other Employment, he shall not be required to perform Services for more than eight hours in any calendar month.

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     6. Authority. After the Effective Date, (a) Meister will not be, and shall not hold himself out as being, a director, officer or active employee of Carrington or any of its subsidiary corporations, and (b) Meister will not be obligated or authorized, and shall not hold himself out as being authorized, to make any representations, enter into any contracts, commitments, or obligations, or perform any other acts of any kind whatsoever on behalf of Carrington or any of its subsidiary corporations.

     7. Stock Options. In consideration of Meister's agreement to all of the terms and conditions of this Agreement, Carrington hereby accelerates the maturity of all existing options heretofore granted to him by Carrington to purchase shares of Carrington's common stock, effective as of the Effective Date, so that all of such options, to the extent they have not then already expired or been exercised, shall be exercisable in full from the Effective Date through the earlier of the Employment Termination Date or the respective dates on which such options expire or terminate in accordance with their respective terms. Meister understands that all of such options will expire at the close of business on the 30th day following the Employment Termination Date, unless they are earlier exercised or terminated or they earlier expire in accordance with their terms, or unless the period for their exercise is extended in accordance with their respective terms due to the termination of Meister's employment with Carrington by reason of his death or disability.

     8. General Release. Meister and his family members, heirs, successors, and assigns (hereinafter referred to collectively as the "Releasing Parties") hereby release, acquit, and forever discharge Carrington and its shareholders, directors, officers, fiduciaries, agents, servants, employees, representatives, attorneys, insurers, successors, and assigns (hereinafter referred to collectively as the "Released Parties") from any and all claims, demands, and causes of action of every kind and character, whether vicarious, derivative, or direct, that any of the Releasing Parties now has or may hereafter have or assert against any or all of the Released Parties growing out of, resulting from, or connected in any way with Meister's employment or the termination of his active or inactive employment with Carrington, including but not limited to any and all claims for damages (actual, exemplary, liquidated, or unliquidated), back pay, future pay, deferred compensation, bonuses, commissions, severance payments, vacation and leave benefits, unreimbursed business expenses, overtime compensation, reinstatement or priority placement, past and future medical or other employee benefits for Meister or his dependents, employee retirement benefits, contributions to company-sponsored 401(k) plans (except as presently vested in any savings plan sponsored by Carrington in which Meister is a participant), medical and counseling costs, injunctive relief, declaratory relief, attorney's fees, costs of court, disbursements, interest, or any other form whatsoever of legal or equitable relief to which any of the Releasing Parties claims or might claim entitlement as a result of any alleged act or omission of any of the Released Parties, including but not limited to any alleged unlawful age discrimination or any other form of unlawful employment discrimination, retaliation, wrongful termination, breach of contract (express or implied), tortious interference with contract, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, negligent hiring and supervision, assault, battery, defamation of character, any alleged act of harassment or intimidation, negligent or intentional misrepresentation or fraud, invasion of privacy, or any other intentional or negligent tort, or any alleged violation of the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the

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Texas Commission on Human Rights Act, the Americans With Disabilities Act, the
Employee Retirement Income Security Act of 1974, the public policy of the United States, the State of Texas, or any other state, or any other federal or state statutory or common law, or any other alleged adverse employment action by any of the Released Parties, and all other loss, expense, or detriment of every kind and character, whether past or future, that any of the Releasing Parties may have sustained or may hereafter sustain by reason of any act or omission of any of the Released Parties growing out of, resulting from, or connected in any way with Meister's employment or the termination of his active or inactive employment with Carrington. IT IS THE EXPRESS INTENTION AND AGREEMENT OF THE PARTIES THAT THE FOREGOING PROVISIONS OF THIS SECTION 8 RELEASE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY FOR THEIR OWN NEGLIGENCE. This general release does not apply to any rights or claims that may arise after the date this Agreement is executed by Meister.

     9. Indemnification.

          (a) To the extent permitted by applicable law, Carrington (i) shall indemnify and hold harmless Meister from and against any losses, damages and liabilities that he may suffer or incur as a result of any claims, actions or proceedings made or brought against him arising out of or based upon any matters being investigated by the U. S. Attorney's Office in Philadelphia, Pennsylvania, on behalf of the U. S. Department of Health and Human Services, involving Carrington or any of its present or former employees, and (ii) shall reimburse Meister for any reasonable legal and other expenses reasonably incurred by him in defending and investigating any such claim, action or proceeding. (A claim, action or proceeding of the nature described in the immediately preceding sentence is hereinafter called an "Action.")

          (b) Notwithstanding the provisions of Section 9(a) hereof, Carrington shall not be obligated to indemnify and hold harmless Meister against any losses, damages or liabilities resulting from, or to reimburse him for any expenses incurred in connection with, any Action in which he is found liable for willful or intentional misconduct in the performance of his duties to Carrington, or if and to the extent that it is determined by a court of competent jurisdiction or in good faith by Carrington's Board of Directors that such Action or any loss, damage, liability or expense suffered or incurred by Meister in connection therewith resulted from (i) a breach by Meister of his duty of loyalty to Carrington or its shareholders,
     (ii) an act or omission of Meister that was not in good faith or that involved intentional misconduct or a knowing violation of the law, (iii) a transaction from which Meister received an improper benefit, whether or not the benefit resulted from an action taken by him within the scope of his positions with Carrington, (iv) an act or omission by Meister for which the liability of a director or officer of a corporation is expressly provided for by statute, (v) an act or omission by Meister that he did not reasonably believe (in the case of conduct in his official capacity as a director of Carrington) was in Carrington's best interest or (in all other cases) was not opposed to Carrington's best interests, or (vi) in the case of a criminal proceeding, an act or omission by Meister that he had reasonable cause to believe was unlawful.

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          (c) Promptly after the receipt by Meister of notice of the commencement of any Action against him, he shall, if he intends to make a claim in respect thereof for indemnification under this Section 9, notify Carrington in writing of the commencement of such Action. The failure of Meister so to notify Carrington, if prejudicial to Carrington's ability to defend such Action, shall relieve Carrington of any liability to Meister under this Section 9 with respect to such Action and any loss, damage, liability or expense arising therefrom or incurred in connection therewith, but such failure shall not relieve Carrington from any other liability that it may have to Meister under this Section 9 or otherwise.

          (d) If any such Action is asserted or brought against Meister, Carrington shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to Meister. After notice from Carrington to Meister of its election to assume the defense of such Action, Carrington shall not be liable to Meister under this Section 9 for any legal or other expenses subsequently incurred by Meister in connection with the defense of such Action. Meister shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but Carrington shall not be liable for the fees and expenses of such counsel if Carrington has assumed the defense of such Action with counsel reasonably satisfactory to Meister.

          (e) Carrington shall not be liable for any settlement of any Action effected without its written consent, which shall not be unreasonably withheld. If an Action to which this Section 9 is applicable is settled with the written consent of Carrington, or if a final judgment is rendered against Meister in any such Action, Carrington shall indemnify and hold harmless Meister from and against such settlement or judgment as provided in this Section 9.

          (f) In addition to the indemnification provided for by subsections (a) through (e) of this Section 9, Carrington shall at all times indemnify Meister in accordance with the provisions of Article Nine of Carrington's Bylaws, as in effect at the Effective Date. A copy of such Bylaws is attached as Exhibit A to this Agreement.

     10. Nondisparagement. Meister shall not make any statements, orally or in writing, or engage in any other acts that would directly or indirectly cause any harm or damage to Carrington or any of the other Released Parties. Likewise, Carrington shall not make any statements, orally or in writing, or engage in any other acts that would directly or indirectly cause any harm or damage to Meister.

     11. Confidentiality Obligations. Meister acknowledges and confirms all agreements and obligations, including the obligation of confidentiality, set forth in that certain Employee's Confidentiality and Invention Agreement dated May 21, 1991 between Carrington and Meister (the "Confidentiality Agreement"). In addition, Meister agrees that the terms of this Agreement shall be and remain confidential, and shall not be disclosed by him to any person other than his spouse, attorney, and accountant or tax return preparer if such persons have agreed to keep such information confidential, and except as may be required by law or judicial process.

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     12. Noncompetition. Meister agrees that, during the period from the
Effective Date through December 11, 1998, he will not, directly or indirectly, for his own account or for the benefit of any other person, anywhere throughout the United States, engage in any activity comparable to the activities he has performed or had ultimate supervisory responsibility for and control over in his capacity as the President and Chief Executive Officer of Carrington on behalf of any firm, person, corporation or enterprise that is now or hereafter becomes engaged in the business of developing, manufacturing or selling products for the management of wounds and products based on aloe vera that are in direct competition with those developed, manufactured or sold by Carrington or its subsidiary corporations. Meister acknowledges that in his role as President and Chief Executive Officer of Carrington he has performed or had ultimate supervisory responsibility for and control over all research and development, manufacturing and operations, business development, and marketing and sales activities of Carrington and its subsidiary corporations, both domestically (within and throughout the United States) and internationally. Carrington acknowledges that this Section 12 is intended only to restrain competitive activity by Meister to the extent necessary to protect Carrington's goodwill or other business interests.

     13. Effect of Breach. Meister acknowledges and agrees that should he or any of the other Releasing Parties materially breach any of their obligations set forth in this Agreement, (a) Carrington will have no further obligation to comply with its undertakings in Sections 2, 3(b), 3(c), 4, and 9 hereof, but all of the other provisions of this Agreement shall remain in full force and effect;
(b) Meister may be required to repay any payments made to him and reimburse Carrington for any payments made on his behalf or for his benefit pursuant to Sections 3(b), 3(c), 4, and 9 hereof; (c) Meister and the other Releasing Parties shall also pay and be responsible for the Released Parties' damages caused by the breach, including without limitation their costs and attorney's fees incurred in (i) defending claims brought in breach of this Agreement or
(ii) successfully bringing claims to enforce this Agreement; and (d) Carrington may terminate and cancel any or all of the stock options referred to in Section 7 hereof.

        Carrington shall pay and be responsible for all legal fees and expenses incurred by Meister as a result of Carrington's materially breaching any of its obligations under this Agreement or as a result of Carrington's unsuccessfully contesting the validity or enforceability of this Agreement.

     14. Representation Regarding Certain Laws. Meister understands and acknowledges that various state and federal laws (including the Age Discrimination in Employment Act of 1967) prohibit discrimination in employment based on sex, race, age, color, national origin, religion, disability, citizenship and veteran status, and that the law also prohibits breach of contract (express or implied) and intentional or negligent tortious conduct.

     15. Effective Period of Offer. Carrington's offer of the terms set forth in this Agreement will expire at midnight on the twenty-first day following the date of Carrington's execution of this Agreement, i.e., on April 4, 1995. Meister may accept this offer at any time before such expiration by executing this Agreement and returning it to Carrington.

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     16. Effective Date of Agreement. This Agreement will become effective and enforceable seven (7) days after Meister's execution and delivery to Carrington of this Agreement (the "Effective Date"). At any time before the Effective Date, Meister may revoke his acceptance of this Agreement.

     17. Consultation With An Attorney. Carrington hereby advises Meister to consult an attorney before executing this Agreement.

     18. Representation Regarding Meaning and Execution of Agreement. Meister further acknowledges and represents that he has read this Agreement, that he has had the opportunity to have this Agreement read and explained to him by his attorney, that he fully understands the meaning and effect of his action in executing this Agreement, and that his execution of this Agreement is knowing and voluntary.

     19. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered to the addressee in person, sent to the addressee by telefacsimile transmission to the telephone number at which the addressee normally receives telefacsimile communications, or deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the appropriate party at the address set forth opposite such party's name below, or at such other address as such party shall have theretofore designated by written notice given to the other party in accordance with this section:

         Carrington:           Carrington Laboratories, Inc.
                               2001 Walnut Hill Lane
                               Irving, Texas 75038
                               Attention:  Chief Executive Officer

         Meister:              Mr. Karl H. Meister
                               P. O. Box 601
                               New Vernon, New Jersey  07976

     20. Miscellaneous. Meister and Carrington agree that this Agreement, the Confidentiality Agreement and Sections 27 and 29 of the Employment Agreement (all of which are hereinafter collectively called the "Final Agreement") (a) contain and constitute the entire understanding and agreement between them regarding the subject matter hereof; (b) contain captions and definitions that are included only for convenience of reference and are not intended and shall not be construed to change the express provisions of the Final Agreement; (c) supersede and cancel any previous negotiations, agreements, commitments and writings regarding the subject matter of the Final Agreement; (d) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties hereto; (e) are binding on and shall inure to the benefit of Meister, his heirs, successors and assigns, and Carrington and its successors and assigns, and that the terms of Section 8 hereof shall inure to the benefit of and be enforceable by all of the Released Parties; and (f) shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States.

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        Meister and Carrington further agree that (i) if any provision of this
Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the remaining provisions of this Agreement and shall not affect the validity or enforceability of such remaining provisions, all of which shall remain in full force and effect; and (ii) if any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         SIGNED on the dates shown below.

                                      CARRINGTON LABORATORIES, INC.




Dated:  March 14, 1995                By:
                                          --------------------------------------
                                           Selvi Vescovi, Chairman of the Board




Dated:  March 14, 1995                ------------------------------------------
                                      KARL H. MEISTER



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